TEAM, INC.
NOTICE OF GRANT
for Stock Units awarded under the
Team, Inc. 2018 Equity Incentive Plan
    Team, Inc. (the “Company”) has granted to Participant (as designated below) a long-term incentive award pursuant to the Team, Inc. 2018 Equity Incentive Plan (as amended and/or restated, the “Plan”) and subject to the additional terms and conditions provided under the Team, Inc. Stock Unit Award Agreement, a copy of which is attached as Exhibit A (“Award Agreement”). By continuing to provide services to the Company and/or any of its Affiliates, Participant is deemed to have accepted the terms and conditions of this Notice of Grant, the Award Agreement and the Plan. Any capitalized terms not defined herein are defined in the Plan and/or the Award Agreement.
1.Grant Terms:
Participant Name:            ________________
Date of Grant:             ________________
Number of Stock Units:        ________________
2.Vesting Schedule: The Participant’s Stock Units shall become vested in accordance with the following schedule:
Number of Stock Units                 Scheduled Vesting Date

Except as provided in the Plan or the Award Agreement, the Participant’s right to receive any amounts under this Notice or the Award Agreement shall be forfeited on the date Participant ceased to be employed by the Company and its Affiliates.
TEAM, INC.                        ACCEPTED AND AGREED:
                            PARTICIPANT
By: __________________________            By:     _________________________
Printed Name:    __________________         Printed Name: ___________________
Title: _________________________            Date Signed: ____________________

TEAM, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
for Stock Units awarded under the
Team, Inc. 2018 Equity Incentive Plan
This Restricted Stock Unit Award Agreement (the “Agreement”) is entered into between Team, Inc. (the “Company”) and the individual employee of a subsidiary or affiliate of the Company who received a StockPlan Connect notification from Morgan Stanley Smith Barney LLC and the Company (the “Participant”), upon the date of the Participant’s electronic grant acceptance of a restricted stock unit award (the “Award Certificate”), which is incorporated herein by reference. It is understood by the individual employee that acceptance of the Award Certificate is an acceptance of this Agreement which includes the attached Exhibit A (Protected Information, Inventions, and Non-Solicitation Agreement with Non-Compete including its Appendix).
1.Restricted Stock Unit Award.
On the Date of Grant specified on the Award Certificate, the Company has awarded to the Participant, a certain number of Restricted Stock Units as provided in the Award Certificate (this “Award”), which represents an unfunded, unsecured promise by the Company to deliver common shares of the Company (“Shares”) pursuant to the vesting schedule on the Participant’s Award Certificate.
This Restricted Stock Unit has been granted under the Team, Inc. 2018 Equity Incentive Plan (as amended and/or restated, the “Plan”) and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined will have the meanings defined under the Plan. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.
Notwithstanding any other provision of this Agreement, this Award Certificate shall be forfeited if the Participant does not accept the grant of the Award Certificate on or before the last day of the calendar month that occurs six (6) months following the calendar month in which the Award Certificate was granted.
2.Terms and Conditions.
(A)Vesting Date. Subject to the conditions set forth in the Plan and this Agreement, the Restricted Stock Units issued to the Participant will vest on the Vesting Dates (as defined below) listed in the Award Certificate.
(B)Settlement of Units. Except as provided in Subsection (C) below, the Company will issue one Share to the Participant on the date each Restricted Stock Unit is scheduled to become vested under the terms of the Award Certificate (“Vesting Date”). As a ministerial matter, the Company shall cause the issuance and delivery of Shares to the Participant as soon as practicable after each designated Vesting Date and in any event within twenty (20) business days after such designated Vesting Date; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent shall have deposited such Shares according to the delivery instructions; and provided further that if any law, regulation or order of the Securities and Exchange Commission (the “Commission”) or other body having jurisdiction shall require the Company or the Participant to take any action in connection with the delivery of the Shares, then, subject to the other provisions of this Section, the date on which such delivery shall be deemed to have occurred shall be extended for the period necessary to take and complete such action, it being understood that the Company shall have no obligation to take and complete any such action.
(C)Accelerated Vesting. Upon the Participant’s Termination of Service (i) by the Company without Cause, (ii) by the Participant for Good Reason, (iii) due to the Participant’s death or Disability or (iv) upon a Change of Control, all of the Participant’s unvested Restricted Stock Units will automatically vest and the Company shall immediately thereafter issue one Share to the Participant for each of the Participant’s Restricted Stock Units. For purposes of this Agreement, a termination “without Cause” has the meaning assigned to an “Involuntary Separation from Service without Cause” in the Team, Inc. Corporate Executive Officer Compensation and Benefits Continuation Policy (as amended, February 9, 2022) (the “Severance Plan”), and a termination “for Good Reason” has the meaning assigned to the term “Voluntary Separation from Service for Good Reason” under the Severance Plan.
(D)Forfeiture. Except as otherwise provided in Section 2(C) hereof, the Participant will forfeit all unvested Restricted Stock Units upon the Participant’s Termination of Service for any reason.
(E)Rights as a Stockholder. Except as otherwise specifically provided in this Agreement, the Participant shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units. The Participant shall have no right to receive dividend equivalent payments with respect to Shares that may be received pursuant to the Award Certificate and this Agreement.
(F)Non-Transferability of Restricted Stock Unit. This Restricted Stock Unit may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, or pursuant to a court order in the event of divorce. The terms of the Plan, this Agreement and the Award Certificate shall be binding upon the executors, administrators, heirs, successors, representatives and assignees of the Participant.
(G)Responsibility for Taxes. Regardless of any action the Company or an Affiliate takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items legally due by him or her is and remains the Participant’s responsibility and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Restricted Stock Unit grant, including the grant of Restricted Stock Units, the vesting of Restricted Stock Units, the conversion of the Restricted Stock Units into Shares or the receipt of an equivalent cash payment, the subsequent sale of Shares acquired and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Unit to reduce or eliminate the Participant’s liability for Tax Related Items.
Prior to the issuance of Shares on a designated delivery date or the receipt of an equivalent cash payment, the Participant shall pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all withholding and payment on account obligations of the Company or any of its Affiliates. In this regard, the Participant authorizes the Company or its Affiliate, as applicable, to withhold all applicable Tax Related Items legally payable by the Participant from the Participant’s wages or other cash compensation payable to the Participant by the Company or its Affiliate, as applicable, or from any equivalent cash payment received upon vesting of the Restricted Stock Units. Alternatively, the Company may, in its sole discretion, (i) sell or arrange for the sale of Shares to be issued on the vesting of Restricted Stock Units to satisfy the withholding or payment on account obligation, and/or (ii) withhold in Shares, provided that the Company and the Participant’s actual Employer (defined below) shall withhold only the amount of Shares necessary to satisfy the minimum withholding amount. The Participant shall pay to the Company or to the Employer any amount of Tax Related Items that the Company may be required to withhold as a result of the Participant’s receipt of Restricted Stock Units, the vesting of Restricted Stock Units, the receipt of a dividend equivalent cash payment, or the conversion of vested Restricted Stock Units to Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to the Participant if the Participant fails to comply with the Participant’s obligation in connection with the Tax Related Items as described herein. For purposes of this provision, the term “Employer” means the Company (if the Participant is employed by the Company) or the Affiliate of the Company that employs the Participant.
To the extent that any portion of the Restricted Stock Units is treated as includible in the Participant’s income prior to the date that shares are delivered to the Participant under this Agreement, the Company and the Participant’s Employer, as applicable, are hereby authorized and directed to either (i) require the Participant to make payment of such taxes to the Company or the Participant’s Employer, as applicable, through delivery of cash or a cashier’s check within five (5) calendar days after the Company or the Participant’s Employer, as applicable, is required to remit such taxes to the Internal Revenue Service, or (ii) withhold from the Participant’s regular wages, bonus or other compensation payments the amount of any tax required to be withheld.
(H)Legality of Initial Issuance. No Shares shall be issued upon the vesting of a Restricted Stock Unit unless and until the Company has determined that:
(i)The Company and, if applicable, the Participant have taken any or all actions required to register the Shares pursuant to all applicable securities laws or to perfect an exemption from the registration requirements thereof;
(ii)Any applicable listing requirement of any stock exchange or other securities market on which Shares are listed has been satisfied; and
(iii)The Participant has taken actions, satisfactory to the Company, to pay applicable taxes as described in Subsection 2(F).
3.Return of Share Value.
(A)By accepting this Award, the Participant hereby agrees that if the Company determines that the Participant engaged in Conduct Detrimental to the Company (as defined below) during the Participant’s employment with the Company and/or an Affiliate, or during the one-year period following the Participant’s Termination of Service, the Participant shall be required, upon demand, to return to the Company, in the form of a cash payment, the Returnable Share Value (defined below) and all unvested amounts are forfeited. The Participant understands and agrees that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company and/or the Participant’s Employer, due to the Participant’s Conduct Detrimental to the Company, including injunctive relief, attorneys’ fees and damages.
(B)By accepting this Award, the Participant hereby agrees that if the Participant’s Termination of Service with the Company or an Affiliate, as applicable, is designated by the Committee as a Special Vesting Agreement, the Participant may be permitted to continue to become vested in the Shares. If that occurs, in addition to the restriction above in Subsection (A) concerning conduct during employment and for one year after Termination of Service the Participant agrees that the Participant will not engage in Conduct Detrimental to the Company during the remaining vesting period as provided in the Award Certificate. If the

Participant engages in Conduct Detrimental to the Company during the remaining portion of the vesting period, then the Participant shall (i) forfeit all of the unvested Shares, and (ii) be required, upon demand, to return to the Company, in the form of a cash payment, the Returnable Share Value paid to date. The Participant understands and agrees that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company due to the Participant’s Conduct Detrimental to the Company, including injunctive relief, attorneys’ fees and damages.
4.Definitions.
The following definitions shall apply for purposes of this Agreement:
(A)“Conduct Detrimental to the Company” means:
(i)The Participant engages in Serious Misconduct (whether or not such Serious Misconduct is discovered by the Company prior to the Participant’s Termination of Service);
(ii)The Participant breaches the Participant’s obligations to the Company, or an Affiliate, with respect to confidential and proprietary information or trade secrets;
(iii)The Participant breaches the Participant’s non-competition, non-solicitation of customers, or non-solicitation of employees obligations under the Protected Information, Inventions, and Non-Solicitation Agreement with Non-Compete (“PIINS Agreement”), which is attached hereto as Exhibit A and incorporated by reference as if fully set forth herein, or any other agreement under which the Participant owes the Company or an Affiliate any duties regarding non-disclosure, non-solicitation, non-interference, non-competition, or non-disparagement;
(iv)The Participant violates any other legal obligation the Participant owes to the Company, whether provided for by statute or under the common law of any state or federal jurisdiction, including, but not limited to, obligations regarding confidentiality, duties of loyalty, duties of good faith, duties of candor, duties to disclose opportunities, or other similar fiduciary duties; or
(v)The Participant seeks to have any of the obligations listed above in (i)-(iv) found unenforceable or invalid or modified for any reason.
The Participant acknowledges that the Conduct Detrimental to the Company is worthy of protection by these promises due to the nature of the harm that would be caused by such actions because the Participant acknowledges that the Company and, if applicable, its Affiliate, has promised and the Participant has been entrusted with access to significant confidential or trade secret or propriety information of the Company or its Affiliates, as well as access to relationships and information regarding the Company’s or its Affiliates’ customers, vendors, and employees, specialized training, and association with the goodwill of the Company and, if applicable, its Affiliate.
(B)“Special Vesting Agreement” means an agreement in which the Committee, in its sole discretion, elects to permit some or all of the Participant’s Restricted Stock Units to continue vesting following the Participant’s Termination of Service with the Company or with an Affiliate, as applicable, in exchange for the Participant’s strict compliance with designated post-termination conditions, as determined by the Committee pursuant to a written agreement executed at the time the Participant’s Termination of Service occurs.

(C)“Returnable Share Value” means a cash amount equal to the gross value of the Shares that were issued to the Participant in the one-year period prior to the Company’s determination that the Participant engaged in Conduct Detrimental to the Company pursuant to this Agreement, determined as of the date such Shares were issued to the Participant and using the Fair Market Value of the Company’s common stock on that date. For purposes of clarity, if the Participant’s shares have an extended vesting period due to a Special Vesting Agreement, then the Returnable Share Value amount shall include all shares that became vested during the one-year period (or two-year period if at the time of the Participant’s separation from employment the Participant was employed at an Executive Vice President level, Senior Vice President level or above) ending on the date the Participant first engaged in an action that is treated as Conduct Detrimental to the Company.
(D)“Serious Misconduct” shall mean (i) embezzlement or misappropriation or unauthorized destruction of Company, or Affiliate, funds or other Company, or Affiliate, assets, including confidential or trade secret information; (ii) commission of a fraudulent or illegal act; (iii) untruthful or materially misleading representations regarding financial information of the Company or an Affiliate; (iv) insubordination or failure to follow reasonable requests of the Company or an Affiliate; (v) disparagement of the products, services, business, employees, officers or directors of the Company or an Affiliate; or (vi) the willful failure to comply with the policies and procedures of the Company, or an Affiliate, including but not limited to policies and procedures regarding workplace conduct and the prevention of harassment, discrimination and retaliation in the workplace. Serious Misconduct will be determined by the Committee, in its sole discretion.
5.Additional Provisions
(A)Notices. The Company may deliver any notice required by the terms of this Agreement in writing or by electronic means. Any such notice that is given in writing shall be deemed effective upon personal delivery or upon deposit with the U.S. Postal Service, by registered or certified mail, with postage and fees prepaid. The notice shall be addressed to the Company at its principal executive office and to the Participant at the address that the Participant most recently provided to the Company.
(B)Entire Agreement. This Agreement, the PIINS Agreement and its Appendix, the Award Certificate and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, however, that the provisions of the Plan shall continue to apply, and further provided that in case of inconsistencies or ambiguities, the provisions of the Plan shall prevail over the provisions of the PIINS Agreement, this Agreement or the Award Certificate. The foregoing notwithstanding, this Agreement does not modify or supersede any agreement or obligations of the Participant for the benefit of the Company or any affiliate, regarding non-disclosure, non-disparagement, non-solicitation, non-interference or non-competition. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(C)Governing Law. This Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, United States of America. Both parties to this Agreement waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Agreement and consent to trial by the judge. The venue for any and all disputes arising out of or in connection with this Agreement shall be Harris County, Texas, United States of America, and the courts sitting exclusively in Harris County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).
(D)Administration. Any determination by the Company and its counsel in connection with any question or issue arising under this Agreement, the Award Certificate, or the Plan shall be conclusive and binding on the Participant and all other persons, having an interest hereunder.
(E)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and to the Participant, the Participant’s executors, administrators, heirs, successors, representatives and assignees.
(F)Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Unit granted under and participation in the Plan or future Restricted Stock Units that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign the Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. By continuing to provide services to the Company and/or any of its Affiliates, or by completing an electronic acceptance Agreement, the Participant is deemed to have accepted the terms and conditions of this Agreement, the PIINS Agreement, and the Plan.
(G)Code Section 409A. This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Section 409A, this Agreement shall be read to conform with the requirements of Section 409A, and the Company may at its sole discretion amend or replace this Agreement to cause this Agreement to comply with Section 409A. Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any amount payable under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement and the Plan shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.
(H)Employment Relationship. For purposes of this Agreement, the Participant shall be considered to be in the employment of the Company as long as the Participant remains an employee of either the Company or an Affiliate. Nothing in the adoption of the Plan or the award of the Restricted Stock Units thereunder pursuant to this Agreement shall confer upon the Participant the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Participant’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company for any reason whatsoever, with or without Cause. Any question as to whether and when there has been a Termination of Service, and the Cause of such termination, shall be determined by the Committee, and its determination shall be final.
(I)Clawback. Notwithstanding any provisions in the Agreement to the contrary, the Participant’s rights with respect to the this Award shall in all events be subject to

(a) all rights that the Company may have under any Company recoupment policy or any other agreement or arrangement with the Participant, and (b) all rights and obligations that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other.
The Company has caused this Agreement to be executed by an authorized officer and the Participant has agreed to and accepted the terms of this Agreement, the Award Certificate, the Plan, and Exhibit A (the PIINS Agreement and its Appendix),* all as of the date the Participant accepts the Award Certificate.
COMPANY:
        TEAM, INC.
        Keith Tucker
        Chief Executive Officer
*By clicking the applicable “Accept Award” or “Accept Grant” button or otherwise acknowledging acceptance of the Award Certificate through the system in place by the Company, the Participant has agreed to and accepted the terms of this Agreement, the Award Certificate, the Plan, and Exhibit A to the Restricted Stock Unit Award Agreement (the PIINS Agreement and its Appendix), utilizing online grant acceptance capabilities with StockPlan Connect page of Morgan Stanley Smith Barney LLC, the Company’s restricted stock administrator.
[see next page for EXHIBIT A to Restricted Stock Unit Award Agreement]